Exhibit 99.1

Pacific Software Inc. Engages Wang-Chan Wong Ph.D. to its Advisory Board

March 14, 2018. Dana Point, CA. Pacific Software Inc. (OTC:PK:PFSF) today announced the engagement of Wang-Chan Wong Ph.D. to serve on its Independent Advisory Board effective immediately. The Board has been structured to assist the company in its development path of a New Hyperledger Blockchain technology based system, with IBM’s Blockchain “Backend as a Service” (BaaS) Infrastructure, applying to management and monitoring of controlled substances and agricultural products.

Dr. Wong, brings to the corporation a wealth of expertise and technical understanding in the computer science sector. He is a founder and chairman of KB Quest Group Inc. (KBQ) a global Enterprise Systems Service provider and an advisor to the California Institute of Food and Agriculture Research (CIFAR) since 2015.

Dr. Wong holds an MS in Business, an MS in Computer Science and a Ph.D. in Computer Science from the University of California, Irvine. He has published over 43 technical papers in international conferences and journals. Dr. Wong is a tenured professor of information systems at California State University for over 28 years.

“We are pleased to welcome Dr. Wong to our Advisory Board given his qualifications, experience and business relationships globally. He has developed numerous software systems and applications through Oracle, Microsoft and IBM and other operating platforms for clients”, stated Peter Pizzino, President.

“In addition, we have executed a memorandum of understanding with KBQ in order to engage in the design of the New Hyperledger Blockchain Technology under the guidance of Dr. Wong. KBQ possesses the skills, personnel and technical know how to design, develop and complete systems applications in the New Hyperledger Blockchain space for commercial use”, continued Mr. Pizzino.

The Hyperledger Blockchain systems under consideration for development are:

1) the Agriculture Industry, with a focus on beef exports aiming to increase export transparency and diminish the “Zombie Meat” problem;

2) the cannabis industry, aiming to increase supply chain transparency and efficiency in states where cannabis is legal;

3) the Opioid supply chain, aiming to efficiently track Opioids from producers to consumers where the “Bad Actors” in the supply chain could be identified an event which may reduce the current Opioid epidemic in the USA AND

4) crypto mining operations, which aims to create a joint venture with South American hydroelectric power providers utilizing excess, clean energy capacity to efficiently mine various crypto currencies.

The corporation is a designer, developer and distributer of Hyperledger Blockchain based systems as its core business. The basic requirements of the systems to be developed include; high throughput transaction processing, traceability or tracking, visibility or monitoring and transparency throughout the supply and value chains for the stakeholders. Blockchain system is an incorruptible digital ledger of business transactions which may be programmed to record a variety of economic events of value.

Contact: For further information please visit contact us at:

Harrysen Mittler, Chairman and CEO

 Pacific Software Inc.

34145 Pacific Coast Highway, Suite 131

Dana Point, CA 92629-2808

 (949) 637-3909

Safe Harbor Notice: Included in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The company's actual results could differ materially from those anticipated in the forward-looking statements.